Exhibit 11.     Statement of Computation of Per Share Earnings

PATIENT INFOSYSTEMS, INC.
(A Development State Enterprise)

                                            Three      Three      Period From
                                            Months     Months  February 22, 1995
                                            Ended      Ended     (Inception) to
                                           March 31,  March 31,     March 31,
                                             1997       1996          1997
                                             ----       ----          ----

Net Loss                                 $(588,524)   $(568,205)   $(4,511,612)
                                         =========    =========    ===========


Weighted average Common Stock
Outstanding                              7,942,475    3,602,880      7,942,475

Weighted average Series A Convertible
Preferred Stock outstanding                  --       1,296,000         --

Staff Accounting Bulletin Common Stock
 equivalents:

Series B Convertible Preferred Stock
issued May and June 1996, calculated
using the treasury stock method              --         375,000         --

Dilutive effect of stock options granted in
the preceding twelve months, calculated
using the treasury stock method              --         788,881         --
                                         ---------    ---------      ---------
Number of shares to be used in
calculation                              7,942,475    6,062,761      7,942,475
                                         =========    =========      =========

Loss per common share                   $    (0.07)  $    (0.09)    $    (0.57)
                                        ==========   ==========     ==========